EXHIBIT 10.8

SECOND AMENDMENT TO THE
SUPPLEMENTAL BENEFIT RETIREMENT PLAN
OF LIN TELEVISION CORPORATION AND
SUBSIDIARY COMPANIES

The LIN Television Corporation Supplemental Benefit Retirement Plan (the “Plan”) is amended as follows:

1.	Section 2(a) of the Plan is hereby replaced in its entirety with the following:

“(a)
LIN will pay or cause to be paid to each Employee or his beneficiary, as the case may be, who is entitled to receive payments under the Retirement Plan, an amount which is equivalent to the excess (if any) of: (i) the amount such Employee or Beneficiary would have been entitled to receive under the Retirement Plan for each calendar year, determined as if compensation as defined in Article I of the Retirement Plan included any amounts deferred under the Deferred Compensation Plan in the plan year in which such amounts would have been received if they were not deferred pursuant to the Deferred Compensation Plan, and taking into account all the provisions of the Retirement Plan as are from time to time in effect and applicable to the Employee or Beneficiary except the Limitation Amendments; over (ii) the amount such Employee or Beneficiary is entitled to receive under the Retirement Plan for such year taking into account the Limitation Amendments.  Payments hereunder shall be made as provided in Section 2(b) below.”

2.	Section 2(b) of the Plan is hereby replaced in its entirety with the following:

(b)
If an Employee or Beneficiary is entitled to a benefit pursuant to Section 2(a) hereof, LIN shall pay such Employee or Beneficiary in a single, lump sum, actuarially equivalent to the lump sum amount payable under Section 2(a) hereof based on such tables and interest rates as may be adopted from time to time for the purpose of computing such actuarial equivalencies under the Retirement Plan.  LIN shall pay the lump sum amount as soon as practicable after the date on which the Employee commences benefits under the Retirement Plan but no later than one (1) year from the date on which the Employee first receives a benefit under the Retirement Plan.  Notwithstanding any provision of the Plan, including any amendment to the Plan to the contrary, no payment under the Plan shall be made to a specified employee, as defined by Section 409A of the Internal Revenue Code and the regulations promulgated thereunder; earlier than the date that is six (6) months after the date on which the specified employee separated from service.”

Adopted and approved on December 23, 2008.